Exhibit 99.1

S.Y. Bancorp Second Quarter 2011 Earnings Increase 8% to $0.43 per Diluted Share Versus $0.40 for the Year-Earlier Quarter

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 20, 2011--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported higher earnings for the second quarter and first half of 2011. Reflecting ongoing strong results from its banking operations, as well as solid revenue diversification contributed by its investment management and trust department, net income per diluted share for the second quarter rose 8% compared with the prior-year period. The following is a summary of the Company's reported results:

Quarter Ended June 30,	2011	2010	Change
Net income	$5,997,000	$5,556,000	8%
Net income per share, diluted	$0.43	$0.40	8%
Return on average equity	13.62%	13.93%
Return on average assets	1.24%	1.23%

Six Months Ended June 30,	2011	2010	Change
Net income	$11,488,000	$10,537,000	9%
Net income per share, diluted	$0.83	$0.77	8%
Return on average equity	13.26%	13.35%
Return on average assets	1.21%	1.18%

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to report that our banking platforms in Louisville, Indianapolis and Cincinnati continued to deliver a solid performance in the second quarter of 2011. These attractive markets continued to translate into steady loan portfolio growth, which coupled with a strong, stable margin, again produced higher net interest income for the quarter. Also, our expanding investment management and trust department activities complement these banking operations – significantly in our home market and increasingly in our newer markets – creating additional opportunities to further diversify our revenues. With these sound business fundamentals, we have built a solid track record for S.Y. Bancorp. Reflected by our consistent earnings growth, high returns on equity and assets, and periodic dividend increases, we have established the Company as one of the top-performing community banks in the country."

Regarding the Bank's investment management and trust department, Heintzman noted that it continues to grow, with revenue up 13% for the second quarter versus the year-earlier quarter and accounting for 45% of the Company's total non-interest income. Boosted by investment management and trust services income, the Company's total non-interest income stands at almost one-third of its total revenue. Heintzman added, "This department continues to be a great differentiator from virtually all other community banks. By offering these services in our community banking model, we truly can offer customers services for all of life's stages. As we often say, we have the sophistication of financial products of large regional banks, but delivered inside a community bank."

Concluding, Heintzman said, "While we are pleased with the Company's ongoing success and progress, we recognize the environment in which we operate remains uncertain and fragile. As we have indicated before, the prolonged duration of this economic downturn continues to take a toll on borrowers, even some who so far have weathered this storm. Thus, we continue to anticipate increased credit risk in this climate, until such time that we experience a sustained and meaningful upturn in the real estate market and employment levels. Against this backdrop, we remain confident in our long-term growth strategies, the conservative credit culture that has enabled us to sidestep some of the problems experienced by many other banks, and in our employees, who constantly strive to redefine excellence in banking for our customers."

S.Y. Bancorp's total assets increased $83.9 million or 5% to $1.943 billion at June 30, 2011, from $1.859 billion at June 30, 2010. The Company's loan portfolio increased $61.6 million or 4% to $1.539 billion at June 30, 2011, compared with $1.477 billion at June 30, 2010. Likewise, total deposits increased $58.5 million or 4% to $1.532 billion at June 30, 2011, from $1.474 billion a year ago.

In the second quarter of 2011, capital levels continued to strengthen and remained well above those required to be considered "well-capitalized" under regulatory standards – the highest capital rating for financial institutions. The Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio at June 30, 2011, were 10.55%, 12.26% and 14.12%, respectively, all exceeding the required minimums of 5%, 6% and 10%, respectively, necessary to be deemed a well-capitalized institution. The ratio of tangible common equity to total tangible assets was 9.17% as of June 30, 2011, up from 9.00% at March 31, 2011, and 8.68% at June 30, 2010 (see reconciliation of GAAP/non-GAAP measures later in this release). The Company intends to maintain capital ratios at these historically high levels at least until such time as the economy demonstrates sustained improvement.

Net interest income – the Company's largest source of revenue – increased $1.1 million or 6% in the second quarter of 2011 to $17.6 million from $16.5 million in the year-earlier period. This change reflected primarily an increase in net-interest-earning assets in the context of a stable net interest margin. In the second quarter of 2011, net interest margin was 3.98%, down two basis points from 4.00% in the first quarter of 2011, yet up one basis point from 3.97% in the second quarter of 2010. For the first half of 2011, net interest income increased $2.6 million or 8% to $34.9 million from $32.3 million in the prior-year period. Net interest margin for the first half of 2011 increased eight basis points to 3.99% from 3.91% a year ago.

Non-performing loans (NPLs) totaled $17.5 million or 1.14% of total loans outstanding at June 30, 2011, up from $15.1 million or 0.99% of total period-end loans at March 31, 2011, and $13.8 million or 0.93% of period-end loans at June 30, 2010. The increase in non-accrual loans from the first quarter of 2011 arose from several unrelated borrowers; these loans are considered well secured, do not individually exceed approximately $2 million, and do not pose significant potential losses for the Company, in management's opinion. Non-performing assets (NPAs), which include NPLs, OREO and repossessed assets, increased slightly to $24.7 million or 1.27% of total assets at June 30, 2011, compared with $24.2 million or 1.26% of total assets at March 31, 2011, and was up from $15.8 million or 0.85% of total assets at June 30, 2010. At current levels, NPLs and NPAs are at the high end of the Company's historic range for these metrics. While second quarter peer data is not yet available, the Company's credit quality metrics have continued to trend significantly below those of $1-to-$2.5 billion publicly traded banks, which as of March 31, 2011, posted average NPLs and NPAs of 5.39% and 4.28%, respectively, according to a leading industry data service.

The strengthening of the economy continues to be inconsistent, and the prolonged economic downturn experienced by many borrowers continues to affect credit quality. These conditions will likely have an ongoing effect on borrowers until the real estate market and overall business conditions improve. Additionally, should market conditions worsen and foreclosed assets increase significantly, the Company's flexibility to approach collateral sales in an orderly fashion to minimize losses may be reduced and management may be forced to liquidate problem loans more rapidly, thus increasing the loss on these assets.

Net charge-offs in the second quarter of 2011 totaled $2.0 million or 0.13% of average loans, up from $1.4 million or 0.09% of average loans in the first quarter of 2011 and $1.3 million or 0.09% of average loans in the year-earlier period. Net charge-offs for the first six months of 2011 currently annualize to 0.44% of average loans compared with 0.30% of average loans in the prior-year period. Although net charge-offs were up slightly in the second quarter of 2011 compared with the first quarter, they remain in-line with the overall levels experienced in 2010 and continue to compare favorably with the Company's peers.

The Company's loan loss provision for the second quarter of 2011 was $2.6 million, which, taking into account net charge-offs for the quarter, increased the Company's allowance for loan losses to 1.79% of total loans at June 30, 2011. In the first quarter of 2011, the provision was $2.8 million and the allowance was 1.78% of total loans at March 31, 2011. In the second quarter of 2010, the provision was $2.4 million and the allowance was 1.55% at June 30, 2010. Since the Company is unable to determine how long business and economic conditions will continue to be depressed or when they will begin to improve meaningfully, S.Y. Bancorp intends to remain in its historically conservative stance toward credit quality, with a cautious assessment of the potential risk in its loan portfolio. Accordingly, the Company expects the allowance for loan losses to remain at a high level compared with historic amounts until there are clearer signs of a sustained economic recovery and, thus, a reduction in overall credit risk.

Non-interest income increased $229,000 or 3% to $8.2 million in the second quarter of 2011 compared with $7.9 million in the same quarter last year. The increase primarily reflected 13% higher investment management and trust services income versus the year-earlier quarter, which was partially offset by lower amounts of service charge income and other non-interest income. Non-interest income increased $258,000 or 2% to $16.2 million in the first half of 2011 compared with $15.9 million in the prior-year period, again primarily reflecting a higher level of investment management and trust services income, as well as higher bankcard transaction revenue, that was partially offset by lower other non-interest income.

Non-interest expense increased $344,000 or 2% to $14.7 million in the second quarter of 2011 versus $14.4 million in the same period last year, largely reflecting normal annual salary increases that were partially offset by lower FDIC insurance associated with a change in the assessment base. Non-interest expense increased $1.4 million or 5% to $29.6 million in the first half of 2011 compared with $28.1 million in the same period last year, reflecting the same trends seen in the second quarter, but also the additional impact of an increase in other non-interest expense. The Company's second quarter efficiency ratio was 56.29% compared with 58.00% in the second quarter of 2010.

In May 2011, S.Y. Bancorp's Board of Directors declared its regular quarterly cash dividend of $0.18 per share. The latest dividend was distributed on July 1, 2011, to stockholders of record as of June 13, 2011.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.9 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

The following table provides a reconciliation of total stockholders' equity in accordance with GAAP to tangible common equity in accordance with applicable regulatory requirements. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

S.Y. Bancorp, Inc. Tangible Common Equity Ratio (Amounts in thousands)

	June 30, 2011	March 31, 2011	June 30, 2010
Total stockholders' equity (a)	$178,825	$173,361	$162,035
Less goodwill	(682)	(682)	(682)
Tangible common equity (c)	$178,143	$172,679	$161,353

Total assets (b)	$1,943,384	$1,919,323	$1,859,478
Less goodwill	(682)	(682)	(682)
Tangible assets (d)	$1,942,702	$1,918,641	$1,858,796

Total stockholders' equity to total assets (a/b)	9.20%	9.03%	8.71%
Tangible common equity ratio (c/d)	9.17%	9.00%	8.68%

S.Y. Bancorp, Inc. Financial Information
Second Quarter 2011 Earnings Release
(In thousands unless otherwise noted)
	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Income Statement Data
Net interest income, fully tax equivalent (1)	$18,005	$16,873	$35,714	$32,944
Interest income
Loans	$19,875	$19,715	$39,475	$38,929
Federal funds sold	49	19	95	44
Mortgage loans held for sale	34	53	97	119
Securities	1,608	1,661	3,187	3,313
Total interest income	21,566	21,448	42,854	42,405
Interest expense
Deposits	2,654	3,394	5,325	7,076
Securities sold under agreements to repurchase	64	81	131	168
Federal funds purchased	10	8	23	17
Federal Home Loan Bank advances	364	556	725	1,081
Subordinated debentures	863	862	1,724	1,722
Total interest expense	3,955	4,901	7,928	10,064
Net interest income	17,611	16,547	34,926	32,341
Provision for loan losses	2,600	2,384	5,400	5,079
Net interest income after provision for loan losses	15,011	14,163	29,526	27,262
Non-interest income
Investment management and trust income	3,661	3,232	7,198	6,493
Service charges on deposit accounts	2,034	2,187	3,958	4,185
Bankcard transaction revenue	960	863	1,837	1,614
Gains on sales of mortgage loans held for sale	441	445	823	830
Gain (loss) on the sale of securities	-	-	-	-
Brokerage commissions and fees	530	503	1,043	959
Bank owned life insurance	255	248	504	491
Other non-interest income	271	445	794	1,327
Total non-interest income	8,152	7,923	16,157	15,899
Non-interest expense
Salaries and employee benefits expense	8,648	8,319	17,048	16,408
Net occupancy expense	1,357	1,296	2,587	2,572
Data processing expense	1,346	1,322	2,483	2,459
Furniture and equipment expense	337	321	692	635
FDIC insurance expense	339	531	960	1,002
Other non-interest expenses	2,698	2,592	5,782	5,063
Total non-interest expense	14,725	14,381	29,552	28,139
Net income before income tax expense	8,438	7,705	16,131	15,022
Income tax expense	2,441	2,149	4,643	4,485
Net income	$5,997	$5,556	$11,488	$10,537

Weighted average shares - basic	13,789	13,690	13,768	13,668
Weighted average shares - diluted	13,879	13,790	13,857	13,752

Net income per share, basic	$0.43	$0.41	$0.83	$0.77
Net income per share, diluted	0.43	0.40	0.83	0.77
Cash dividend declared per share	0.18	0.17	0.36	0.34

Balance Sheet Data (at period end)
Total loans			$1,538,950	$1,477,304
Allowance for loan losses			27,564	22,933
Total assets			1,943,384	1,859,478
Non-interest bearing deposits			266,745	250,427
Interest bearing deposits			1,265,626	1,223,404
Federal home loan bank advances			60,437	70,448
Subordinated debentures			40,900	40,900
Stockholders' equity			178,825	162,035
Total shares outstanding			13,799	13,695
Book value per share			12.96	11.83
Market value per share			23.25	22.98

S.Y. Bancorp, Inc. Financial Information
Second Quarter 2011 Earnings Release

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Average Balance Sheet Data
Average federal funds sold	$68,120	$32,260	$65,422	$43,233
Average investment securities	214,025	206,778	215,915	202,607
Average loans	1,529,039	1,460,147	1,518,366	1,449,203
Average earning assets	1,813,943	1,703,151	1,803,683	1,699,431
Average assets	1,932,317	1,813,302	1,921,652	1,804,996
Average interest bearing deposits	1,260,271	1,216,096	1,253,007	1,213,795
Average total deposits	1,527,510	1,441,865	1,518,387	1,433,976
Average securities sold under agreement to repurchase	58,044	51,028	55,912	53,225
Average federal funds purchased	21,927	17,217	23,480	17,458
Average short-term borrowings	1,154	1,281	1,182	1,269
Average long-term debt	101,338	105,964	101,339	103,672
Average interest bearing liabilities	1,442,734	1,391,586	1,434,920	1,389,419
Average stockholders' equity	176,579	159,983	174,763	159,122

Performance Ratios
Annualized return on average assets	1.24%	1.23%	1.21%	1.18%
Annualized return on average equity	13.62%	13.93%	13.26%	13.35%
Net interest margin, fully tax equivalent	3.98%	3.97%	3.99%	3.91%
Non-interest income to total revenue, fully
tax equivalent	31.17%	31.95%	31.15%	32.55%
Efficiency ratio	56.29%	58.00%	56.97%	57.61%

Capital Ratios
Average stockholders' equity to average assets	9.14%	8.82%	9.09%	8.82%
Tier 1 risk-based capital			12.26%	11.83%
Total risk-based capital			14.12%	13.71%
Leverage			10.55%	10.36%

Loans by Type
Commercial and industrial			$365,008	$315,462
Construction and development			158,412	182,436
Real estate mortgage - commercial investment			382,753	346,463
Real estate mortgage - owner occupied commercial			313,531	295,907
Real estate mortgage - 1-4 family residential			159,320	161,466
Home equity - first lien			38,376	41,043
Home equity - junior lien			83,880	98,119
Consumer			37,670	36,408

Asset Quality Data
Allowance for loan losses to total loans			1.79%	1.55%
Allowance for loan losses to average loans	1.80%	1.57%	1.82%	1.58%
Allowance for loan losses to non-performing loans			157.66%	166.13%
Nonaccrual loans			$15,570	$9,640
Troubled debt restructuring			250	3,548
Loans - 90 days past due & still accruing			1,663	616
Total non-performing loans			17,483	13,804
OREO and repossessed assets			7,187	2,038
Total non-performing assets			24,670	15,842
Non-performing loans to total loans			1.14%	0.93%
Non-performing assets to total assets			1.27%	0.85%
Net charge-offs to average loans (2)	0.13%	0.09%	0.22%	0.15%
Net charge-offs	$1,992	$1,262	$3,379	$2,146

Other Information
Total assets under management (in millions)			$1,809	$1,499
Full-time equivalent employees			466	474

S.Y. Bancorp, Inc. Financial Information
Second Quarter 2011 Earnings Release

	Five Quarter Comparison
	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Income Statement Data
Net interest income, fully tax equivalent (1)	$18,005	$17,709	$17,723	$17,597	$16,873
Net interest income	$17,611	$17,315	$17,324	$17,214	$16,547
Provision for loan losses	2,600	2,800	3,695	2,695	2,384
Net interest income after provision for loan losses	15,011	14,515	13,629	14,519	14,163
Investment management and trust income	3,661	3,537	3,722	3,045	3,232
Service charges on deposit accounts	2,034	1,924	2,165	2,250	2,187
Bankcard transaction revenue	960	877	862	837	863
Gains on sales of mortgage loans held for sale	441	382	890	601	445
Gain (loss) on the sale of securities	-	-	-	159	-
Brokerage commissions and fees	530	513	652	525	503
Bank owned life insurance	255	249	253	251	248
Other non-interest income	271	523	1,034	594	445
Total non-interest income	8,152	8,005	9,578	8,262	7,923
Salaries and employee benefits expense	8,648	8,400	8,880	8,197	8,319
Net occupancy expense	1,357	1,230	1,226	1,136	1,296
Data processing expense	1,346	1,137	1,256	1,119	1,322
Furniture and equipment expense	337	355	321	316	321
FDIC Insurance expense	339	621	538	498	531
Other non-interest expenses	2,698	3,084	2,862	2,643	2,592
Total non-interest expense	14,725	14,827	15,083	13,909	14,381
Net income before income tax expense	8,438	7,693	8,124	8,872	7,705
Income tax expense	2,441	2,202	2,073	2,507	2,149
Net income	$5,997	$5,491	$6,051	$6,365	$5,556

Weighted average shares - basic	13,789	13,747	13,720	13,701	13,690
Weighted average shares - diluted	13,879	13,837	13,822	13,807	13,790

Net income per share, basic	$0.43	$0.40	$0.44	$0.46	$0.41
Net income per share, diluted	0.43	0.40	0.44	0.46	0.40
Cash dividend declared per share	0.18	0.18	0.18	0.17	0.17

Balance Sheet Data (at period end)
Total loans	$1,538,950	$1,517,786	$1,508,425	$1,489,398	$1,477,304
Allowance for loan losses	27,564	26,956	25,543	24,433	22,933
Total assets	1,943,384	1,919,323	1,902,945	1,881,122	1,859,478
Non-interest bearing deposits	266,745	263,166	247,465	251,481	250,427
Interest bearing deposits	1,265,626	1,253,299	1,246,003	1,211,298	1,223,404
Federal home loan bank advances	60,437	60,439	60,442	80,445	70,448
Subordinated debentures	40,900	40,900	40,900	40,900	40,900
Stockholders' equity	178,825	173,361	169,861	167,609	162,035
Total shares outstanding	13,799	13,780	13,737	13,707	13,695
Book value per share	12.96	12.58	12.37	12.23	11.83
Market value per share	23.25	25.16	24.55	24.82	22.98

S.Y. Bancorp, Inc. Financial Information
Second Quarter 2011 Earnings Release

	Five Quarter Comparison
	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Average Balance Sheet Data
Average loans	$ 1,529,039	$ 1,507,574	$ 1,492,674	$ 1,484,741	$ 1,460,147
Average assets	1,932,317	1,910,869	1,907,385	1,871,048	1,813,302
Average earning assets	1,813,943	1,793,309	1,794,477	1,760,255	1,703,151
Average total deposits	1,527,510	1,509,160	1,484,224	1,464,119	1,441,865
Average long-term debt	101,338	101,340	115,039	117,650	105,964
Average interest bearing liabilities	1,442,734	1,427,017	1,442,271	1,412,640	1,391,586
Average stockholders' equity	176,579	172,926	170,320	165,578	159,983

Performance Ratios
Annualized return on average assets	1.24%	1.17%	1.26%	1.35%	1.23%
Annualized return on average equity	13.62%	12.88%	14.10%	15.25%	13.93%
Net interest margin, fully tax equivalent	3.98%	4.00%	3.92%	3.97%	3.97%
Non-interest income to total revenue, fully
tax equivalent	31.17%	31.13%	35.08%	31.95%	31.95%
Efficiency ratio	56.29%	57.66%	55.25%	53.79%	58.00%

Capital Ratios
Average stockholders' equity to average assets	9.14%	9.05%	8.93%	8.85%	8.82%
Tier 1 risk-based capital	12.26%	12.12%	12.06%	11.99%	11.83%
Total risk-based capital	14.12%	13.98%	13.93%	13.87%	13.71%
Leverage	10.55%	10.45%	10.31%	10.29%	10.36%

Loans by Type
Commercial and industrial	$ 365,008	$ 345,340	$ 343,956	$ 336,594	$ 315,462
Construction and development	158,412	158,559	159,482	174,546	182,436
Real estate mortgage - commercial investment	382,753	380,093	362,904	342,131	346,463
Real estate mortgage - owner occupied commercial	313,531	315,231	316,291	303,574	295,907
Real estate mortgage - 1-4 family residential	159,320	157,479	157,983	159,604	161,466
Home equity - 1st lien	38,376	39,781	39,449	40,428	41,043
Home equity - junior lien	83,880	85,870	91,813	95,368	98,119
Consumer	37,670	35,433	36,547	37,153	36,408

Asset Quality Data
Allowance for loan losses to total loans	1.79%	1.78%	1.69%	1.64%	1.55%
Allowance for loan losses to average loans	1.80%	1.79%	1.71%	1.65%	1.57%
Allowance for loan losses to non-performing loans	157.66%	178.72%	132.25%	195.54%	166.13%
Nonaccrual loans	$ 15,570	$ 10,747	$ 14,388	$ 8,485	$ 9,640
Troubled debt restructuring	250	2,878	2,882	3,544	3,548
Loans - 90 days past due & still accruing	1,663	1,458	2,044	466	616
Total non-performing loans	17,483	15,083	19,314	12,495	13,804
OREO and repossessed assets	7,187	9,138	5,445	4,943	2,038
Total non-performing assets	24,670	24,221	24,759	17,438	15,842
Non-performing loans to total loans	1.14%	0.99%	1.28%	0.84%	0.93%
Non-performing assets to total assets	1.27%	1.26%	1.30%	0.93%	0.85%
Net charge-offs to average loans (2)	0.13%	0.09%	0.17%	0.08%	0.09%
Net charge-offs	$ 1,992	$ 1,387	$ 2,585	$ 1,195	$ 1,262

Other Information
Total assets under management (in millions)	$ 1,809	$ 1,791	$ 1,698	$ 1,578	$ 1,499
Full-time equivalent employees	466	473	475	473	474

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - Interim ratios not annualized

Certain prior-period amounts have been reclassified to conform with current presentation.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer